SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                        Contact: Marcy C. Panzer
                                                           Chairman of the Board
                                                                  (215) 468-1700

                               SE FINANCIAL CORP.
                          ANNOUNCES THE APPOINTMENT OF
                                CHARLES F. MILLER
                       AS CHIEF LENDING AND CREDIT OFFICER


         Philadelphia, Pennsylvania, March 14, 2005 - Marcy C. Panzer, Chairman of SE Financial Corp. (OTCBB: SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank, (the "Bank") announced today that Mr. Charles Frederick ("Rick") Miller has been named Chief Lending and Credit Officer.

         Mr. Miller joins the Company and the Bank from his position as Executive Vice President and Senior Commercial Lending Officer of Susquehanna Patriot Bank, a post he has held since June 2004. From August of 2002 through June of 2004 Mr. Miller was Senior Vice President and Chief Lending Officer of Equity Bank. Before that Mr. Miller worked approximately twelve years with Founders Bank, the last three years of which he was Senior Vice President and Chief Lending and Credit Officer. Mr. Miller began his career at Fidelity Bank in 1986, where he completed that bank's credit training program before becoming a commercial loan officer.

         Marcy C. Panzer, Chairman of the Board, commented, "We are pleased to have Rick join St. Edmond's as Chief Lending and Credit Officer. With nearly twenty years' commercial lending experience serving the Philadelphia and southern New Jersey markets, Rick's extensive and diverse lending background, leadership skills and broad product knowledge will enhance the Bank's ability to serve its current customers and open doors to new banking relationships. We are confident that the addition of Mr. Miller to the SE Financial leadership team will benefit our customers, shareholders and the communities we serve."

         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with its main office in Philadelphia, Pennsylvania and a branch office in Sewell, New Jersey. SE Financial Corp. went public in May 2004 in connection with the mutual-to-stock conversion of the Bank. Its stock is traded on the OTC Bulletin Board under the symbol "SEFL."

         Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The
Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.